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                                                                    Exhibit 23.2









                              ACCOUNTANTS' CONSENT



The Board of Directors
Murdock Florida Bank
Murdock, Florida:

We consent to the use of our report dated February 22, 1997 relating to the balance sheet as of December 31, 1996 and the related statements of operations, stockholders' equity and cash flows for each of the years in the two-year period then ended of Murdock Florida Bank and to the use of our name under the caption of "Experts", in the Registration Statement on Form S-4 of American Bancshares, Inc.






/s/  Hacker, Johnson, Cohen & Grieb

HACKER, JOHNSON, COHEN & GRIEB
Tampa, Florida
January 29, 1998